Exhibit 99.1

Isoray Announces Second Quarter Fiscal 2020 Financial Results

Revenue Increased 16% Year-Over-Year
Gross Profit Increased 45% Year-Over-Year

RICHLAND, Wash., Feb. 11, 2020 -- Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the second quarter fiscal 2020 ended December 31, 2019.

Revenue for the second quarter of fiscal 2020 grew 16% to $2.21 million versus $1.90 million in the prior year comparable period. The company’s core prostate brachytherapy revenue also grew 16% when compared to the fiscal second quarter of 2019. Prostate brachytherapy represented 89% of total revenue for the second quarter of fiscal 2020 compared to 89% in the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy.

Gross profit as a percentage of revenues increased to 50.4% for the three months ended December 31, 2019, versus 40.2% in the prior year comparable period. Second quarter gross profit increased 45% to $1.11 million versus $0.77 million in the second quarter of fiscal 2019, largely attributed to increased sales and lower isotope unit costs compared to the prior year comparable period.

Isoray CEO Lori Woods said, “We are pleased to announce another strong quarter of growth and progress. We see continued growth of market share this quarter and we find that particularly rewarding given that we believe topline growth would have been greater had it not been for the timing of the holidays at the end of the quarter. Clearly, our momentum is enduring as preliminary sales for the month of January 2020 increased about 45% versus December 2019 and about 30% versus January 2019. With our growing share of the core prostate market and the increasing use of Cesium Blu™ to treat other hard to treat cancers, we are excited about the prospects for expanding opportunities as we continue to evolve our position as an industry leader and innovator.”

Total operating expenses in the second quarter decreased 8% to $2.01 million compared to $2.19 million in the prior year period. Total research and development expenses decreased 33% versus the prior year comparable period. The decrease in total research and development expenses was primarily the result of decreased protocol expenses, decreased development expenses related to the Blu Build delivery system, and a year-over-year decline in collaborative research expenses related to GammaTile Therapy compared to the prior year comparable period.  Sales and marketing expenses decreased 5% versus the prior year comparable period. The decrease in sales and marketing expenses was driven primarily by lower travel and tradeshow related expenses versus the prior year comparable period largely due to a calendar shift of the ASTRO Conference to September 2019. General and administrative expenses decreased 3% versus the prior year comparable period. The decline was primarily the result of a decrease in legal and public company expenses compared to the prior year comparable period.

The net loss for the three months ended December 31, 2019, was $0.90 million or ($0.01) per basic and diluted share versus a net loss of $1.41 million or ($0.02) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 67.4 million for the three months ended December 31, 2019, versus 67.3 million in the comparable prior year period.

For the first six months of fiscal 2020 ended December 31, 2019, revenue increased 30% to $4.52 million versus $3.47 million in the prior year comparable period. Prostate brachytherapy represented 89% of total revenue for the first half of fiscal 2020 compared to 89% for the first half of fiscal 2019. Total operating expenses for the first six months of fiscal 2020 decreased 4% to $4.09 million, versus $4.24 million in the prior year comparable period. The net loss for the first half of fiscal 2020 was $1.71 million, or ($0.03) per basic and diluted share, compared to a net loss of $2.92 million, or ($0.04) per basic and diluted share, in the prior year comparable period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 67.4 million for the six months ended December 31, 2019, versus 66.7 million in the comparable prior year period.

Cash, cash equivalents, and certificates of deposit at the end of the second quarter of fiscal 2020 totaled $3.18 million and the company had no debt. Shareholders’ equity at the end of the second quarter of fiscal 2020 totaled $6.14 million.

Conference Call Details
The company will hold an earnings conference call today, February 11, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial (844) 602-0380. For callers outside the U.S., please dial (862) 298-0970.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/33012. The webcast will be available until May 11, 2020, following the conference call. A replay of the call will also be available by phone and can be accessed by dialing (877) 481-4010 and providing reference number 58363. For callers outside the U.S., please dial (919) 882-2331 and provide reference number 58363. The replay will be available beginning approximately 1 hour after the completion of the live event, ending at 4:30 pm ET on February 18, 2020.

Contacts
Investor Relations: Mark Levin (501) 255-1910
Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray
Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium Blu brachytherapy seeds, which are expanding brachytherapy treatment options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium Blu by visiting www.isoray.com. Join us on Facebook and follow us on Twitter.

Safe Harbor Statement
Statements in this news release about Isoray's future expectations, including: the anticipated continued growth in revenues in the quarter ending March 31, 2020, and in fiscal year 2020, lower isotope costs, advantages of our products including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium Blu  products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether our market presence and growth will continue, the positive industry data fueling renewed interest in brachytherapy, strong patient results, the perception by patients of quality of life outcomes,  and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our rebranded products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)
	December 31,	June 30,
	2019	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,180	$5,326
Short-term investments	-	-
Accounts receivable, net	1,409	1,154
Inventory	545	530
Prepaid expenses and other current assets	497	305

Total current assets	5,631	7,315

Property and equipment, net	1,736	1,609
Right of use asset	1,116	-
Restricted cash	181	181
Inventory, non-current	127	155
Other assets, net of accumulated amortization	142	162

Total assets	$8,933	$9,422

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$632	$683
Lease liability	229	-
Accrued protocol expense	24	133
Accrued radioactive waste disposal	89	74
Accrued payroll and related taxes	203	89
Accrued vacation	163	142

Total current liabilities	1,340	1,121
Long-term liabilities:
Lease liability	889	-
Asset retirement obligation	563	621

Total liabilities	2,792	1,742
Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 67,388,047 shares issued and outstanding	67	67
Additional paid-in capital	92,279	92,105
Accumulated deficit	(86,205)	(84,492)

Total shareholders' equity	6,141	7,680

Total liabilities and shareholders' equity	$8,933	$9,422

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)
	Three months ended		Six months ended
	December 31,		December 31,
	2019	2018	2019	2018

Product sales, net	$2,206	$1,904	$4,521	$3,466
Cost of product sales	1,095	1,139	2,174	2,177
Gross profit	1,111	765	2,347	1,289

Operating expenses:
Research and development:
Proprietary research and development	277	395	510	789
Collaboration arrangement, net of reimbursement	-	19	-	45
Total research and development	277	414	510	834
Sales and marketing	666	702	1,481	1,351
(Gain) on equipment disposal	-	(23)	-	(23)
General and administrative	1,071	1,101	2,168	2,074
Change in estimate of asset retirement obligation	-	-	(73)	-
Total operating expenses	2,014	2,194	4,086	4,236

Operating loss	(903)	(1,429)	(1,739)	(2,947)

Non-operating income:
Interest income, net	6	15	26	25
Non-operating income, net	6	15	26	25

Net loss	(897)	(1,414)	(1,713)	(2,922)
Preferred stock dividends	(2)	(2)	(5)	(5)

Net loss applicable to common shareholders	$(899)	$(1,416)	$(1,718)	$(2,927)

Basic and diluted loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.04)

Weighted average shares used in computing net loss per share:
Basic and diluted	67,388	67,331	67,388	66,743